U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549




                                  FORM 10-SB/A1



                 GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                             SMALL BUSINESS ISSUERS
                             Under Section 12(g) of
                       The Securities Exchange Act of 1934


                              QUOTEMEDIA.COM, INC.
                              --------------------
                 (Name of Small Business Issuer in its charter)


            Nevada                                              91-2008633
----------------------------------                              ----------
 (State or other jurisdiction of                             (I.R.S. Employer
  incorporation or organization)                             Identification No.)


     11100 NE 8th Street, Suite 300
         Bellevue, Washington                                      98004
-----------------------------------------                         ------
(Address of principal executive offices)                        (Zip code)

Issuer's telephone number: (415) 451-1604
                           --------------


       Securities to be registered pursuant to Section 12(b) of the Act:
                                      none

       Securities to be registered pursuant to Section 12(g) of the Act:


                                  Common Stock
                                 --------------
                                (Title of Class)









                           Page One of Sixty One Pages
                  Exhibit Index is Located at Page Fifty Seven




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                                TABLE OF CONTENTS

                                                                            Page
PART I                                                                      ----

Item 1.   Description of Business. . . . . . . . . . . . . . . . . . . . . .  3

Item 2.   Plan of Operation. . . . . . . . . . . . . . . . . . . . . . . . . 17


Item 3.   Description of Property. . . . . . . . . . . . . . . . . . . . . . 24

Item 4.   Security Ownership of Certain
          Beneficial Owners and Management . . . . . . . . . . . . . . . . . 25


Item 5.   Directors, Executive Officers, Promoters
            and Control Persons. . . . . . . . . . . . . . . . . . . . . . . 27

Item 6.   Executive Compensation . . . . . . . . . . . . . . . . . . . . . . 29

Item 7.   Certain Relationships and
            Related Transactions.  . . . . . . . . . . . . . . . . . . . . . 33


Item 8.   Description of Securities. . . . . . . . . . . . . . . . . . . . . 34


PART II

Item 1.   Market for Common Equities and Related Stockholder
            Matters . . . . . . . . . . . . . .. . . . . . . . . . . . . . . 35

Item 2.   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . 37


Item 3.   Changes in and Disagreements with Accountants. . . . . . . . . . . 37

Item 4.   Recent Sales of Unregistered Securities. . . . . . . . . . . . . . 37


Item 5.   Indemnification of Directors and Officers. . . . . . . . . . . . . 41

PART F/S

          Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 42

PART III


Item 1.   Index to Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . 57

Item 2.   Description of Exhibits. . . . . . . . . . . . . . . . . . . . . . 60

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                                     PART I

Item 1.  Description of Business


     We were incorporated in the state of Nevada on June 29, 1992, under the name "Genetic Futures, Inc." Since our inception, we have undertaken to implement numerous business plans and, in relation to such various businesses, we have been known under many different names, including (in order) Physician's Cybernetic Systems, Inc., Videocom International, Inc., Canadian Tasty Fries, Inc., International Tasty Fries, Inc., Filtered Souls Entertainment, Inc., Skyline Entertainment, Inc. and, finally, our current name, QuoteMedia.com, Inc. (the "Company" or "QMI"). As of the date of this registration statement, our principal business purpose is an Internet technology company specializing in the collection, aggregation and delivery of "delayed" and "real-time" financial data and complementary content via the Internet. We utilize existing browser based technology, as well as unique and proprietary Java based analytic tools and components, to deliver information to the user's desktop. We also intend to license and develop light weight, sophisticated and reliable on-line trading technologies. In January 2000, we formed a wholly-owned Canadian subsidiary corporation, QuoteMedia.com Technologies, Ltd., from which all proposed Canadian operations will occur.

     We are a development stage company which intends to engage in the on-line financial services market. We focus on private labeling our turnkey Internet products to established web portals, brokerage and other financial services firms which we believe currently offer no or inadequate on-line financial information and trading tools. Our systems allow existing web portals and brokerage firms to offer premium investment information and services to their clients via the Internet. Investors can monitor investments through our customizable portfolio tracker, research investment opportunities, watch live video and execute trades, all within their browser. The private label model allows us to take advantage of existing brand recognition and loyalties already established between the firms and their clients.

     In November 1998, pursuant to the affirmative vote of our Board of Directors and a majority of our issued and outstanding common stockholders, we undertook a "reverse split" of our issued and outstanding common stock, whereby 20 shares of common stock then issued and outstanding were exchanged for one (1) share of our common stock. For purposes herein, all references to our issued and outstanding common stock reflect this reverse stock split.


HISTORY OF BUSINESS


     Our current business was acquired in July 1999 as a result of a merger between us and QuoteMedia.com, Inc., a Colorado corporation ("Old QMI"). Pursuant to a definitive agreement, we

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issued an aggregate of 11,000,000 shares of our common stock in exchange for all of the issued and outstanding securities of Old QMI. As a result, Old QMI did not survive this transaction and we changed our name to QuoteMedia.com, Inc. Mr.
R. Keith Guelpa also was appointed as President, Treasurer and a director. With the exception of Mr. Ian Lambert, the balance of our officers and directors resigned their respective positions with us. Mr. Lambert has remained as our Secretary and as a director.

     Subsequent to the closing of the transaction with Old QMI, in August 1999, we commenced a private offering of our common stock pursuant to the exemption from registration provided by Rule 505 of Regulation D and Regulation S, each promulgated under the Securities Act of 1933, as amended (the "33 Act"). In this offering, we have sold 1,540,669 shares of common stock at a price of $.75 per share and we received net proceeds of approximately $1,155,000 to date. We intend to raise up to $3.5 million in this offering. The principal reason for this offering is to provide initial funding to allow the implementation of our current business plan. Thus far, our common stock has been sold to one US resident who was an accredited investor (as that term is defined under the 33
Act), and seven (7) non-US residents.

     In October 1998 through March 1999, we were a party to a series of agreements with Skyline Records, Inc., a privately held British Columbia, Canada corporation ("SRI"), engaged in music production and distribution and the exclusive owner of certain rights to produce and distribute albums for five individual artists, collectively known as Filtered Souls. On October 6, 1998, we reached an agreement with SRI to acquire a fifty percent (50%) interest in the net revenues derived from the independent, national, international and Internet distribution and sales in the initial Filtered Souls album to be produced and distributed by SRI. The purchase price payable to SRI for the interests was originally $1,000,000 (US) and issuance by us of 1,250,000 "restricted" shares of our Common Stock. These funds were payable over a period of time when the costs associated with the production and distribution of the music were incurred by SRI. However, this agreement was subsequently amended in July 1999, by which time we had tendered $500,000 of the original $1 million due. The amendment to the SRI agreement provided for (i) a waiver of any and all additional cash contributions due SRI by us; (ii) the issuance by us of an additional 1,250,000 shares to SRI; and (iii) the payment to us by SRI of up to $3 million out of the net revenues derived by SRI from album sales. To date, we have not received any funds from SRI, but we remain hopeful that revenues will be received from SRI in the future. Based upon representations made to us by management of SRI, we anticipate that SRI will begin generating revenues from the sale and distribution of its album sales in late spring of the year 2000. However, there can be no assurances that SRI will generate profits from this endeavor within the time parameters estimated herein, or at all.

     Prior to engaging in the transaction with SRI, we obtained the distribution rights in various countries in Europe to market and distribute a french fry vending machine which allegedly was to produce a "fat free" french fry. We acquired these rights in 1995 from Tasty Fries, Inc., a Delaware corporation ("TFI") in exchange for a cash payment of $800,000. In addition to the distribution rights, we also received 10 million shares of TFI "restricted" common stock. TFI subsequently undertook a reverse split of its common stock on a 20 for 1 basis. To date, we have sold some of the TFI shares, recovering a nominal amount of our initial investment. However, we have retained the European rights originally acquired.

     The principal problem with the aforesaid business was that TFI has been unable to deliver a machine which can meet the representations made by TFI relating to the fat free nature of the potato end product. However, we continue to remain in contact with TFI and it has been represented that the machine may become available in the Spring of 2000. No assurances can be provided that this will occur. In the event the french fry vending machine is successfully produced, we will consider selling these rights either to a third party, or back to TFI. No discussions in this regard have occurred as of the date of this registration statement and none are expected until the viability of the machine is confirmed.

     Because we were relatively dormant after the SRI transaction, our then management began seeking out other business opportunities in order to enhance shareholder value. As a result, we identified and consummated the transaction with Old QMI described above.


CURRENT BUSINESS ACTIVITIES


     We are an Internet technology company specializing in the collection, aggregation and delivery of "delayed" and "real-time" financial data and complementary content via the Internet. We utilize existing browser based technology, as well as proprietary Java based analytic tools and components to deliver information to the user's desktop. We also intend to license and develop light weight, sophisticated and reliable on-line trading technologies.

     Our business strategy is to utilize a multi-level approach to generate revenues. The first of these strategies includes engaging in the on-line financial services market by focusing on private labeling our turnkey Internet products to established web portals, brokerage and other financial services firms which currently offer no or inadequate on-line financial information and trading tools to its clients. The second strategy involves offering free "quote boxes" to smaller volume sites, enabling them to offer their users free quotation services. Users accessing the free "quote boxes" will automatically be linked to our site and can avail themselves of the information offered. Both strategies are being implemented simultaneously. By using this model, we believe this will increase

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site usage significantly, accelerating our revenue base and growth as a company.
However, no assurances can be provided that this will occur.

     Our products allow existing web portals and brokerage firms to offer investment information and services to their clients via the Internet. Investors can monitor investments through our customizable portfolio tracker, research investment opportunities, watch live video and execute trades all within their browser. We believe that the business model of providing turnkey, cost effective, solutions to these firms on a private label basis is unique and timely. The private label model allows us to take advantage of existing brand recognition and loyalties already established between the firms and their clients.

     The alternative to our private label program is expensive, for both the initial development (estimated $2 million to $5 million) and the on going monthly content and maintenance (estimated $150,000 to $250,000 per month). The time to completion of a comparable system would be approximately 8 to 12 months, not including the on-line trading systems. The advertising and transaction based revenue model which we employ allows us to offer these systems to the brokerage firms at a very attractive price point and it is hoped that this will enable us to build a large subscriber/user base at an accelerated rate. However, no assurances can be provided that this will occur.

     Most of the firms currently offering on-line trading have been slow in providing their client base with comprehensive financial content and investment research. We intend to offer financial content engines (which navigate the
Internet) to the most popular on-line brokerages to offer their users the ability to conduct investment research by providing an aggregation of comprehensive financial content, advisory content, discussion forums and virtual communities complemented with an improved trading interface to their existing on-line brokerage. This combination of content and transactional elements offers the user what we believe to be the first true one-stop, on-line trading experience.

     We have identified four potential target markets for our products, including large web portals, brokerage firms, banks and financial institutions, cyber investors and corporate advertisers. Initially, cyber investors will not be direct paying customers for our basic service, as they will receive them free of charge. They are still deemed extremely important to our overall revenue equation because cyber investors accessing our site generate quantifiable, site-specific Internet traffic and site-specific Internet traffic generates advertising and revenues. In the future, cyber investors will be charged a monthly subscription fee for real time streaming quotes and analytical tools.

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     Public  companies  are  expected  to be  direct  paying  customers  for the products and services provided in the Select Gallery on our site. Commercial advertisers and publishers will contribute to revenues by supporting banner advertising and mutual links on the QuoteMedia site. Financial institutions will have the opportunity to license our interface for their own private label Internet-based investment sites and/or the Select Gallery to reside on their own corporate Intranets.

     In January 2000, we announced that we had launched our new financial web site under our own brand name at "www.quotemedia.com." In addition, we are in the process of establishing a relationship with a large web portal, Shopnow.com, Inc., which recently acquired Pronet Enterprises, Inc. This potential partnered site is expected to provide a substantial number of users. As of the date of this registration statement, we have executed a letter of intent with Shopnow.com, Inc. and we are in the process of finalizing a formal definitive agreement, which is expected to be executed on or before March 2000.

     We plan to establish other similar relationships throughout the course of the next few years with the ultimate goal of developing a large enough user base to sustain profitability through the sale of banner ads on each of the partnered sites. For a more detailed description of our business plan, see "Item 2, Plan of Operation" below.

     Previously, in October 1999, we executed an agreement with Tappedinto.com, Inc. ("TIC") whereby TIC appointed us as its exclusive financial content provider for the TIC website and we granted TIC a non-exclusive, non-transferable right to distribute our Private Branded Site solely by Hypertext Links from TIC's site and to use the tradename "QuoteMedia" solely in connection with the marketing and promotion of the Private Branded Site. TIC provided us with the worldwide non-exclusive, non-transferable rights to use TIC's graphics in connection with developing the Private Branded Site. However, in January 2000, we and TIC mutually agreed to terminate this agreement and TIC's web site was converted to our own brand name site. TIC has become the first company to use our traffic generating "quote box" approach. As of the date of this registration statement, we are in discussions with other entities to use our site, but no definitive agreements have been reached.


Employees


     We currently have seven (7) full time employees, including Mr. R. Keith Guelpa, our CEO, President and director, our chief technologist, chief financial officer, manager of investment relations, a computer programmer, an executive assistant and a receptionist. None of our employees are members of any union, nor have we entered into any collective bargaining agreements regarding our employees. We believe that our relationship with our employees

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is  satisfactory.  It is  anticipated  that,  in the event we are  successful in implementing our business plan, additional employees will be retained in the next year to handle this anticipated growth. These areas include administration and sales and marketing, technology customer care and legal.


Competition


     The ability to provide stock quotes and related information is not exclusive to us. There are literally hundreds of websites offering stock quotes and charts on the Web today. The most popular and largest of these websites include MSN Investor, Quicken, CBS MarketWatch, The Street.com, and PC Quote. Many online brokerages also offer detailed market information to their clients, such as E*Trade, Charles Schwab, SureTrade and many others.

     We believe that the our business model offers strong market differentiation through our strategy of offering turn-key private labeled financial web solutions to large, well established web portals and brokerages. This should allow us to take advantage of existing brand recognition and loyalties already established between the partnered sites and their clients/users. However, there can be no assurances that this will occur. See "Risk Factors" below.


GOVERNMENTAL REGULATIONS


     We are not subject to any extraordinary governmental regulations.


RISK FACTORS


     Our business is subject to numerous risk factors, including the following:

OUR INDEPENDENT AUDITORS HAVE EXPRESSED A GOING CONCERN OPINION


     As a result of our lack of revenues and accumulated deficit of $(706,029) at December 31, 1999, our financial statements accompanying this Registration Statement have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We have had a limited operating history and have not generated any revenues or earnings from our current operations. We will, in all likelihood, continue to sustain operating expenses without corresponding revenues, at least until our business plan described herein is fully implemented. This may result in our continuing to incur a net operating loss until we are able to generate profits from operations, which is not


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expected to occur until the end of year 2000.  However,  there are no assurances that we will generate profits from operations within the aforesaid time period, or at all. Our short operating history makes it difficult to predict our future financial results. If we do not begin generating profits, the price of our stock will suffer and our shareholders may not be able to recover their initial investment if this occurs.

OUR PROPOSED OPERATIONS ARE SPECULATIVE. WE HAVE NOT CONDUCTED ANY MARKET RESEARCH, NOR DO WE HAVE A MARKETING ORGANIZATION OTHER THAN OUR CURRENT MANAGEMENT.

     The success of our proposed plan of operation will depend to a great extent on the acceptance of our business premise by the general public. We have neither conducted, nor have others made available to us, results of market research indicating that market demand exists for the business plan contemplated by us. Moreover, we do not yet have a formal marketing organization. However, we believe that our business plan is viable based upon the success achieved by other current competitive financial information portals. Even in the event demand is identified for the business contemplated by us, there is no assurance we will be successful in generating profitable operations. Without the ability to generate profits, our shareholders may not be able to recover their investment.

WE ARE A DEVELOPMENT STAGE COMPANY, HAVE A LIMITED OPERATING HISTORY, WE ANTICIPATE CONTINUED LOSSES IN THE NEAR FUTURE AND FUTURE RESULTS ARE UNCERTAIN.

     We have only a limited operating history upon which an evaluation of us and our prospects can be based. Our prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which we have begun to operate and whether there will be acceptance of our business model. We will be incurring costs to continue to develop and enhance our website, to establish marketing and distribution relationships and acquire additional hardware and software and to enhance our existing administrative organization. To the extent that such expenses are not subsequently followed by commensurate revenues, our business, results of operations and financial condition will be materially adversely affected. There can be no assurance that we will be able to generate sufficient revenues from the sales through our business to achieve or maintain profitability on a quarterly or an annual basis in the future. We expect negative cash flow from operations to continue, at least for the foreseeable future, as we continues to develop and market our business. If cash generated by operations is insufficient to satisfy our liquidity requirements, we may be required to sell debt or additional equity securities. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. Further, there can be no assurances that we will


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successfully  be able to sell  our  securities  in order  to  obtain  additional capital.

OUR BUSINESS PLAN IS DEPENDENT IN PART ON THE INTERNET AND THERE IS UNCERTAIN ACCEPTANCE OF THE INTERNET AS A MEDIUM FOR COMMERCE.

     Use of the Internet by consumers is at an early stage of development and market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. Our future success will depend on our ability to generate significant revenues, which will require the development and widespread acceptance of the Internet as a medium for commerce. There can be no assurance that the Internet will be a successful retailing channel. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for financial transactions. The viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols (for example, the next generation Internet Protocol) to handle increased levels of Internet activity or due to increased governmental regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to support effectively the growth that may occur, our business, results of operations and financial condition could be materially adversely affected.

     Our future success will be significantly dependent upon our ability to attract users and advertisers to our website. There can be no assurance that we will be attractive to a sufficient number of users to generate significant revenues. There can also be no assurance that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to continually attract a sufficient number of users to our websites. If we are unable to develop Internet content that allows us to attract, retain and expand a loyal user base, our business, results of operations and financial condition will be materially adversely affected. This will have a negative impact on the price of our stock and our shareholders may not be able to recover the cost of their investment.


THERE IS A RISK OF CHANGES IN TECHNOLOGY.


     Our success will also depend upon our ability to develop and provide new products and services. The delivery of our products and services on-line is, and will continue to be, like the Internet, characterized by rapidly changing technology, evolving industry standards, changes in customer requirements and frequent new service and product introductions. Our future success will depend, in part, on our ability to use effectively leading technologies to continue our technological expertise, to enhance

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our  current  services,  to develop new  services  that meet  changing  customer requirements and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that we will respond to these changing technological conditions. If we do not, our stock price will likely suffer.

WE ARE SUBJECT TO SIGNIFICANT COMPETITION.

     The market for Internet content providers is new, highly competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of websites on the Internet competing for consumers' attention and spending has proliferated. With no substantial barriers to entry, we expect that competition will continue to intensify. Currently, there are hundreds of real time data information, research and trading services websites on the Internet. With respect to competing for consumers' attention, in addition to intense competition from Internet content providers, we also face competition from traditional brokerage institutions.

     We believe that the primary competitive factors in providing our services via the Internet are name recognition, content available on an exclusive basis, variety of value-added services, ease of use, price, quality of service, availability of customer support, reliability, technical expertise and experience. Our success in this market will depend heavily upon our ability to provide high quality content, along with cutting-edge technology and value-added Internet services. Other factors that will affect our success include our ability to attract experienced marketing, sales and management talent. In addition, the competition for advertising revenues, both on Internet websites and in more traditional media, is intense. We believe that our business model offers strong market differentiation through our strategy of offering turn-key private labeled financial web solutions to large, well established web portals and brokerages. This should allow us to take advantage of existing brand recognition and loyalties already established between the partnered sites and their clients/users. However, there can be no assurances that this will occur. If it does not occur, the value of our Company will suffer.

     Our industry is highly competitive. Many of our current and potential competitors in the Internet and financial industry have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than us. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their services than us. There can be no assurance that we will be able to compete successfully against current or future competitors. Failure to adequately compete will have a negative impact on our value.

     In addition, the market in which we compete is characterized by frequent new product introductions, rapidly changing technology and the emergence of new industry standards. The rapid development of new technologies increases the risk that current or new competitors will develop products or services that reduce the competitiveness and are superior to our products and services. Our future success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion new products and services and enhancements to our existing products and services that meet changing customer requirements and emerging industry standards. The development of new, technologically advanced products and services is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. There is a potential for product development delay due to the need to comply with new or modified standards. There can be no assurance that we will be able to identify, develop, market, support, or manage the transition to new or enhanced products or services successfully or on a timely basis; that new products or services will be responsive to technological changes or will gain market acceptance; or that we will be able to respond effectively to announcements by competitors, technological changes, or emerging industry standards. Our business, results of operations and financial condition would be materially and adversely affected if we were to be unsuccessful, or to incur significant delays, in developing and introducing new products, services, or enhancements.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside our control, including: the level of use of the Internet; Internet advertising; seasonal trends in Internet use, purchases and advertising placements; the addition or loss of advertisers; the level of traffic on our Internet sites; the amount and timing of capital expenditures and other costs relating to the expansion of our Internet operations; the introduction of new sites and services by us or our competitors; price competition or pricing changes in the industry; technical difficulties or system downtime; general economic conditions; and economic conditions specific to the Internet and Internet media. Due to the foregoing factors, among others, it is likely that our operating results will fall below our expectations or our shareholders in some future quarter.

WE ARE DEPENDENT ON KEY PERSONNEL AND EXPECTS TO HIRE ADDITIONAL PERSONNEL.

     Our performance is substantially dependent on the services of R. Keith Guelpa, our Chief Executive Officer and President. Our success also depends on our ability to attract and retain additional qualified employees. Competition for qualified personnel is intense. There can be no assurance that we will be able to attract and retain key personnel. The loss of Mr. Guelpa or more key employees could have a material adverse affect on our business, which will have a negative impact on the value of our Company.

     We believe our future success will also depend in large part upon our ability to attract and retain highly skilled management, technical engineers, sales and marketing, finance and technical personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly technical engineers and sales personnel, could have a material adverse affect on the our business, results of operations and financial condition.

WE  ARE  DEPENDENT  ON  THIRD  PARTIES  FOR  INTERNET   OPERATIONS  AND  PRODUCT
DELIVERIES.

     Our ability to advertise on other Internet sites and the willingness of the owners of such sites to direct users to our Internet site through hypertext links are critical to the success of our Internet operations. We also rely on the cooperation of owners of copyrighted materials and Internet search services and on our relationships with third party vendors of Internet development tools and technologies. There can be no assurance that the necessary cooperation from third parties will be available on acceptable commercial terms or at all. If we are unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if our competitors are better able to leverage such relationships, our business, results of operations and financial condition will be materially adversely affected, which will have a negative impact on our value.

WE MAY NEED TO SPEND SIGNIFICANT AMOUNTS OF MONEY TO PROTECT AGAINST SECURITY BREACHES.

     A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. Computer viruses, break-ins, or other security problems could lead to misappropriation of proprietary information and interruptions, delays, or cessation in service to our customers. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium. Were these risks to occur, our business, results of operations and financial condition could be materially adversely affected.

WE WILL NEED ADDITIONAL CAPITAL WITH WHICH TO IMPLEMENT OUR BUSINESS PLAN AND THERE IS NO AGREEMENT WITH ANY THIRD PARTY TO PROVIDE SUCH CAPITAL IF NEEDED AS EXPECTED.

     Based on current levels of operations and planned growth, we anticipate that the proceeds derived from the closing of our current private offering, wherein we are attempting to raise up to $3.5 million, will be sufficient to meet our needs for the immediate future. As of the date of this registration statement, we have received approximately $1,155,000 from this offering. There can be no assurances that we will be able to raise the balance of the additional $2,345,000. In addition, if we requires additional funding or determine it appropriate to raise additional funding in the future, there is no assurance that adequate funds, whether through additional equity financing, debt financing or other sources, will be available when needed or on terms acceptable to us. Further, any such funding may result in significant dilution to existing stockholders. The inability to obtain sufficient funds from operations and external sources when needed would have a material adverse affect on our business, results of operations and financial condition.

THE INTERNET MAY BECOME SUBJECT TO SIGNIFICANT GOVERNMENT REGULATIONS IN THE FUTURE WHICH COULD NEGATIVELY IMPACT OUR PROPOSED BUSINESS.

     We are not currently subject to direct federal, state, or local regulation and laws or regulations applicable to access to, or commerce on, the Internet, other than regulations applicable to business generally. However, due to the increasing popularity and use of the Internet and other on-line services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as user privacy, "indecent" materials, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our products and services or increase the cost of doing business or in some other manner have a material adverse affect on our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. We do not believe that such regulations, which were adopted prior to the advent of the Internet, govern the operations of our business nor have any claims been filed by any state implying that we are subject to such legislation. There can be no assurance, however, that a state will not attempt to impose these regulations upon us in the future or that such imposition will not have a material adverse affect on our business, results of operations and financial condition.

     Several states have also proposed legislation that would limit the uses of personal user information gathered on-line or require on-line services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one on-line service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could create uncertainty in the marketplace that could reduce the demand for our services or increase its costs of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse affect on our business, results of operations and financial condition. In addition, because our services are accessible worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in Nevada and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse affect on our business, results of operations and financial condition.

THE SUCCESS OF OUR ANTICIPATED FUTURE GROWTH IS DEPENDENT UPON OUR ABILITY TO SUCCESSFULLY MANAGE THE GROWTH OF OUR PROPOSED OPERATIONS.

     We expect to experience significant growth in the number of employees and the scope of our operations. Our future success will be highly dependent upon our ability to successfully manage the expansion of our operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial and management controls, reporting and order entry systems and other procedures and hire sufficient numbers of financial, accounting, administrative and management personnel. Our expansion and the resulting growth in the number of our employees will result in increased responsibility for both existing and new management personnel. There can be no assurance that we will be able to identify, attract and retain experienced accounting and financial personnel. Our future operating results will depend on the ability of our management and other key employees to implement and improve our systems for operations, financial control and information management and to recruit, train, and manage our employee base. There can be no assurance that we will be able to achieve or manage any such growth successfully or to implement and maintain adequate financial and management controls and procedures. Any inability to do so would have a material adverse affect on our business, results of operations and financial condition, which will have a negative impact on our shareholder's ability to recover their investment.

     Our future success depends upon our ability to address potential market opportunities while managing our expenses to match our ability to finance operations. This need to manage our expenses will place a significant strain on our management and operational resources. If we are unable to manage our expenses effectively, our business, results of operations and financial condition will be adversely affected.

OUR COMMON STOCK IS CURRENTLY DESIGNATED AS A "PENNY STOCK", WHICH HAS AN ADVERSE EFFECT ON TRADING.

     The Securities and Exchange Commission has adopted a Rule which established the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because our securities are currently subject to the rules on penny stocks, the market liquidity for the our securities is adversely affected, which could have a negative impact on our shareholder's ability to recover their investment.


INVESTORS SHOULD NOT EXPECT TO RECEIVE A DIVIDEND IN THE FUTURE.

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





     No dividend has been paid on any of our securities since inception and none is contemplated at any time in the foreseeable future. Potential shareholders who are seeking a dividend should not invest in our securities.


Item 2.  Plan of Operation


     Our business strategy is comprised of three distinct, yet interrelated facets: (i) Private Label Product Strategy; (ii) Interactive Financial & On-line Trading Portal Strategy; and (iii) Vendor Relationship Strategy. Following is a description of these facets.


PRIVATE LABEL PRODUCT STRATEGY


     In order to compete effectively, we must adopt an original and animated product strategy designed to provide service access to huge audiences with underlying demographic parallels. Through private label product adaptation, we intend to offer a customized suite of products, tools, and permitting technologies to financial and investment industry institutions such as retail brokerages, mutual fund companies, banks, credit unions and investment advisory firms. Our Private Label Products ("PLP") strategy is designed to meet the necessity of comprehensive systems employed by the financial community. Research has determined that there is a waiting market of potential institutional clients who wish to nurture and serve the specific requirements of their own distinct investor clients.

     Through the PLP program, we intend to offer a wide selection of components that include but are not limited to: (i) branded analytical tools, applications and functions; (ii) access to account information; (iii) on-line trading systems; (iv) registered rep/employee web pages; (v) specialty client to representative e- mail response services; (vi) branded identification for the PLP usage; and (vii) branded versions of our desktop applications.


INTERACTIVE FINANCIAL & ON-LINE TRADING PORTAL STRATEGY


     We believe that what matters in the new environment on the Internet is not only what providers deliver in terms of content but also how it is delivered. As such, we incorporate a fundamentally new approach to this paradigm by becoming a true portal to a myriad of "financial applications," rather than "web pages" of information. In effect, we abandon the "online newspaper" format and HTTP protocol so common in today's leading financial websites. We leverage the browser and eventually the Desktop for massive interactivity and optimal responsiveness. Our site is a large set of financial applications allowing an investor to trade, watch charts, quote-grids, news tickers and conduct research, using advanced Internet "thin client" (Java) technology. Our browser technology in effect becomes customized for the retrieval of financial information, with application-like responsiveness. Our private label marketing strategy supports the applications by being the first screen that a user sees when he first brings up his or her browser and empowers the user to conduct transactions and use applications from within the comfort of our or branded site's environment.

     We intend to incorporate technologies which allow the user to trade with his broker of choice within our portal. The content and technologies offered provides the user with a more personalized and informative environment in which to execute investment decisions.

     Our financial content offering includes investment performance data, financial and business news and company-specific information. Investment performance data is raw financial data about a company's stock, its industry and the economy as a whole. This data includes specific information in price quotes, performance charts, company- specific fundamental data and market indices. Financial and business news consists of real-time and delayed broadcasts of general and business/financial news as well as company-specific press releases. We will assemble the current news and company press releases from data feeds provided by Comtex. Company specific content is corporate information that complements the investment performance data for a particular company's securities offering. Such data includes a briefing about products and services, corporate management, historic performance, financial statements and disclosure documents.

     Analytic provisions are expected to enable investors to enhance the accuracy of their decisions to improve the productivity and performance of their portfolios. On our website, analytic tools enable retail investors to screen/source investment opportunities, track investment performance and analyze and interpret financial information through fundamental and technical tools. Analytic tools that will be offered include, but are not limited to, advanced charting for technical analysis, adept systems which interpret financial fundamentals, library research tools which retrieve and store relevant information about an investor's portfolio in the investor's personal library, portfolio monitoring and management tools.


VENDOR RELATIONSHIP STRATEGY


     Our approach is to establish relationships with premier industry contenders whose products have established brand equity. Most brokerage firms and financial services organizations are realizing that financial information creating, packaging, and hosting is not their core business and can actually save extensive financial resources by outsourcing these services through partnering.

     The "bundling" of this information and content and technology within our data warehouse allows us to selectively contract individual data from specific content providers under the best financial and redistribution terms and provides the user with a true one-stop shopping environment.

     We have negotiated a number of contracts with major providers of financial content, including but not limited to StockPoint Inc., which provides quotes, charts, company background data and general information; Thomson Information Services Inc., which provides research reports, analysis and educational data; CNBC/Dow Jones, which provides video feeds; IPO.com, Inc., which provides IPO information; Market Guide Inc., which provides company performance reports, financial analysis and a "What's Hot, What's Not" report; and Prophet Financial Systems, Inc., which provides stock charting. The contracts with the aforementioned companies have a term of between one to three years and are based upon a worldwide license fee and/or cost per thousand page view format. We have commitments with respect to these contracts totaling $673,953, $673,953 and $561,627 in years 2000, 2001 and 2002, respectively. While no assurances can be provided, we expect that similar additional agreements with key content providers will be reached in the future.

     We believe that we have assembled one of the industries most impressive and comprehensive data warehouses. We have identified content areas for specialization and as they are not currently aggregated in a single "portal" by other investment services, we should have a basis of differentiation from our competitors.

     Such areas of specialization are expected to support us in creating and fostering an Internet community. An Internet community is established by providing targeted information and comprehensive opportunities for electronic transactions. The community becomes a reference point for users with shared interests or tasks. Establishing such a community is very consequential because the community becomes the continuous, "repeat traffic" to our site.


     The financial services industry on the Internet is currently fragmented and confusing. An overwhelming number of providers are offering various types of investment-related information and services. The large financial aggregation providers such as Yahoo Financial, Microsoft(TM) Investor, Quicken Financial Network and Wall Street City are engaged in a fierce competition to bundle content and analytic tools and provide access through super web portals. Their goal is to become one-stop super-sites and entry portals to large arrays of financial content in the traditional library or newspaper approach.


     We believe that one critical component has been overlooked in the drive to become super portals. The financial information providers still oblige the user to conduct business within the confines and limitations of the World Wide Web. The users often must leave the portal to conduct trades with their chosen online broker, discount broker, or full service broker. Through strategic alliances, online discount brokers are also bundling resources in an attempt to attract and retain end users. Discount brokerages, however, have been apprehensive to supply any research at $7.95 per trade and only minimal information for $29.95 per trade.


     We offer a multi faceted revenue model consisting of the following: (i) monthly service fees; (ii) advertising revenue; (iii) delivery of real time data (streaming quotes, etc.); (iv) delivery of research content (reports, analyst's recommendations, etc.); and (v) the on-line sale of books, magazine and newsletter subscriptions, investment software, investment tools and complementary goods and services.

     We will install turnkey website and on-line trading systems for brokerage firms and other companies for a license fee. The fee structure will vary based on the number of clients, existing Internet and server components and the back office system employed by the firm. We will charge the private labeled firms a monthly fee based on the number of active accounts and the level of service and site content selected by the firm.

     In addition, we intend to retain an advertising agency on behalf of the networked partner firms to place advertisements on the private labeled websites. The ads will be of a non-competitive nature to the partnered firms. The advertising rate charged will be competitive within the industry and is estimated at approximately $20 to $35 per 1,000 page views after we achieve approximately 20 million page views per month. There can be no assurances we will ever meet this threshold.

     In the future, we intends to offer real time streaming information, streaming quotes, real time stock and index monitors and Internet delivered information to complementary market analysis legacy software programs such as TradeStation and Windows on Wall Street. We will offer users the ability to purchase on-line research reports from top analysis firms and financial services firms such as Thomson Financial Interactive, Inc.

     Our portal is also expected to offer for sale relevant and complementary goods and services to its subscriber base. We will offer financial books, magazine and newsletter subscriptions, investment software, investment tools and other relevant goods and services. We are also an Amazon.com affiliate member.



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



SALES ADVERTISING AND PROMOTIONS STRATEGY


     Our products will be marketed through a combination of direct sales and online subscriptions. We will rely on a multi-faceted direct sales team to sell our product line, private label contracts and bundled content to other financial sites. We are currently building a sales team consisting of account managers and executive salespersons to market and distribute our products throughout North America. Sales executives will be responsible for the sale of private label contracts, our content, related products and tools to financial institutions, or other financial sites.

     Our marketing communications strategy will encompass extensive promotions on and offline directed at its cyber investor, institutional, corporate advertiser and public company audiences. This is intended to be executed aggressively throughout North America. Our promotional campaigns may be comprised of digital or online marketing, direct marketing, print media advertising and public relations. To accomplish our sales goals, we expect to engage an Internet advertising network/agency to promote the sale of advertising space on the website.

     We acknowledge that simply having a website does not guarantee automatically reaching millions of customers. In this regard, we will expand our online presence by trafficking our name, Internet address, identity and message in front of as many end users as possible in a manner that is respectful of Net culture. We will use the following listed online tools to accomplish these goals:

     (i) Usenet Newsgroups. A newsgroup is a place on the Internet where groups of people post and read messages on a particular topic. We will participate in industry related newsgroups to gain visibility and develop relationships with our targeted audiences. Newsgroups offer us a great deal of marketing leverage because their potential audiences include participants who are interested in related topics.

     (ii) Mailing Lists. Mailing lists are not direct mail lists but, rather, they are similar to e-mail newsletters or on-going dialogues dedicated to special interests. Like newsgroups where messages are posted, e-mail messages are sent to specific mailing lists. We will participate in special interest mailing lists to gain visibility among a targeted audience and generate traffic for our site.

     (iii) Internet Advertising. Advertising online is expected to help us create visibility in cyberspace. We will develop, purchase and place banner ads with links to our site on industry-related and high volume search engines. These ads are expected to promote our online presence and help direct traffic to the site. We will employ online ad networks and brokers such as Web Connect to guide our purchase of ad space on appropriate sites. We will also actively


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




post notices on What's New sites and newsgroups that cover new Net features and websites. We also anticipate submitting our site to all What's Cool rating services and contests in order to position it as a "best of breed" site.

     (iv) Search Engines, Directories, Regional Indexes, and Business Indices. We intend to register and list our web addresses with search engines and directories such as Yahoo, Lycos, Web Crawler, and Infoseek. We may use a professional service company such as www.submitit.com, www.netcreations.com, or www.mgroup.com to register the appropriate URLs with the most significant search engines. When registering, we will include keyword sensitive content tags and titles to ensure that it results in the top 20 or better in most search returns. Professional services will also be employed to list its URL with numerous e-mail directories (similar to the White pages), business and regional indices and promotional sites.

     (v) Mutual Links. For every search engine there are at least 100 special interest websites dedicated to a specific market. We believe that creating mutual links can be more powerful than listing with search engines and directories because mutual links allow us to target a very specific market. This tactic is considerably more successful than banner ads, as the link is perceived by the user to be "information," rather than advertising. We will attempt to select industry-related and trade association websites (NIRI, CIRI, and American Association for Individual Investors) and negotiate reciprocal links to and from their web pages.

     (vi) Public Relations. We intend to engage the services of a dedicated public relations company to devise and implement an aggressive public relations campaign. This contractor will act as the primary spokesperson for us. The PR agent will be expected to create and distribute press kits to appropriate audiences to acquire substantial exposure for us on local, national and radio talk shows and TV magazines shows both in Canada and the US. This firm will also be responsible for organizing press tours and interviews to further enhance editorial coverage for us in key business and technology magazines and newspapers.


INDUSTRY OVERVIEW

     There has been enormous growth in the business of providing investment information to retail investors via the Internet. In a recent study, the American Home Financial Services Survey, October 1997, conducted by SVP and Jupiter Communications concludes that 6.7 million households (7% of total US households and 17% of PC households) use investment related online services. Another national survey, conducted by Peter D. Hart Research Associates on behalf of the NASDAQ Stock Market in January 1997 (the "NASDAQ survey") discovered that 37% of American investors regularly use the Internet or other online computer information services at work or home to access investment related information.

     The NASDAQ survey clearly indicates that today's investors are increasingly interested in managing and diversifying their own investments and should continue to drive investment funds into stocks, mutual funds and 401Ks. As investors take control of managing their own funds it is expected that they will seek new sources of independent research and recommendations without the "sell-side" bias of brokerage firms. The growth of discount brokers (from 2% in 1980 to 14% in 1995) and the unbundling of investment services created a need to make research and advisory information available to this growing market.

     This new ethic of self-reliance has investors aspiring to gain better control over their finances. They demand "faster, more personalized access to relevant investment information," and the Internet plays a major role in providing the information that is now being sought. In the past 12 months, the supply of investment information such as financial data, market news, investment tools and the execution of securities transactions has been profoundly affected by the rise in user traffic on the Internet.

TRENDS


     We intend to continue to identify, purchase and develop complimentary, proprietary technologies and investment tools to enhance our websites and help to build strong market differentiation. As of the date of this registration statement, we have established contractual relationships with an unrelated web portal. We intend to develop similar relationships over the next few months and fiscal year and have targeted other well established web portals which can demonstrate significant registered user bases. It is our intention to continue the development of similar relationships, with the ultimate goal of developing a large enough user base to sustain profitability through the sale of banner ads of each of the partnered sites. However, as of the date of this registration statement, no other definitive agreements have been reached by us and there can be no assurances that we will contract with other web portals meeting the aforesaid characteristics in the future.

     We began generating revenues in January 2000, and we expect to become profitable by the end of 2000. However, no assurances can be provided that this will occur within the time parameter stated herein, or at all.


YEAR 2000 DISCLOSURE

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. As a result, many companies will be required to undertake major projects to address the Year 2000 issue. The Year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize dates using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


     Because our systems and software are relatively new, we do not expect Year 2000 issues related to our own internal systems to be significant and do not anticipate that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be Year 2000 compliant. As we make arrangements with significant suppliers and service providers, we intend to determine the extent to which our interface systems may be vulnerable should those third parties fail to address and correct their own Year 2000 issues. There can be no assurance that the systems of suppliers or other companies on which we rely will be converted in a timely manner and, accordingly, will not have a material adverse affect on our systems. Additionally, there can be no assurance that the computer systems necessary to maintain the viability of the Internet or any of the websites that direct consumers to our website will be Year 2000 compliant. As part of our overall Year 2000 compliance plan, we intend to monitor systems performance and plans to develop a rapid response program in the event of any significant disruption as a result of the Year 2000 issues. To date, we have not developed a formal contingency plan. We believe we are taking the steps necessary regarding Year 2000 compliance with respect to matters within our control. However, no assurance can be given that our systems will be made Year 2000 compliant in a timely manner or that the Year 2000 problem will not have a material adverse affect on our business, results of operations and financial condition.


Item 3.  Description of Property


     Our principal office is located at 11100 NE 8th Street, Suite 300, Bellevue, Washington 98004 which we sublease pursuant to an oral month to month lease. This space consists of approximately 700 square feet of executive office space, which is provided to us on a rent free basis. Our telephone number is
(415) 451-1604. We expect to move our principal place of business to the Phoenix, AZ area in the near future, but no definitive arrangements in this regard have been made as of the date of this registration statement.

     In addition, we also subleases approximately 6,120 square feet of office space at 701 W. Georgia Street, Suite 1260, Vancouver,

British  Columbia  Canada V7Y 1C6,  at a monthly  rent of  approximately  $7,300
(CDN). This sublease expires September 29, 2000. We anticipate that all or a portion of this space will be re-leased upon expiration of the sublease. We believe that our current leased space is sufficient to meet our needs for the foreseeable future.

     We have no other properties and have no agreements to acquire any properties.


Item 4.  Security Ownership of Certain Beneficial Owners and
         Management


     The table below lists the beneficial ownership of our voting securities by each person known by us to be the beneficial owner of more than 5% of such securities, as well as our securities beneficially owned by all our directors and officers. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.


                                        Amount and
                                        Nature of
 Title       Name and Address of        Beneficial     Percent of
of Class       Beneficial Owner         Ownership         Class
--------       ----------------         ---------         -----


Common     R. Keith Guelpa(1)          3,597,000(2)(3)     19.8%
           Suite 1067
           4304 E. Cambell Ave.
           Phoenix, AZ 85018

Common     Duane & Bev Nelson          4,270,000(4)        23.5%
           3339 Huntleigh Ct.
           N. Vancouver, British Columbia
           Canada V7H 1C9

Common     Skyline Records, Inc.       2,500,802(5)        13.8%
           Suite 602
           595 Howe St.
           Vancouver, British Columbia
           Canada V6C 2T5

Common     Ian D. Lambert(1)             350,000(3)         1.9%
           1220 Eastview Road
           N. Vancouver, British Columbia
           Canada V7J 1L6

Common     Robert J. Thompson(1)         150,000(6)         1.0%
           35386 N. 95th St.
           Scottsdale, AZ 85262

                                        Amount and
                                        Nature of
 Title       Name and Address of        Beneficial     Percent of
of Class       Beneficial Owner         Ownership         Class
--------       ----------------         ---------         -----


Common     Keith J. Randall              125,000(7)         1.0%
           1206 - 110 West 4th St.
           North Vancouver, British Columbia
           Canada V7M 3H3

Common     All Officers and            4,072,000(2)(3)     23.4%
           Directors as a
           Group (3 persons)
_________________

(1)  Officer and/or director

(2) Includes 3,360,000 shares of our common stock held in the name of Keeva Trust, trustee for a trust to which Mr. Guelpa's wife and children are beneficiaries, as well as 14,500 shares of common stock owned in the name of Mr. Guelpa's wife. Mr. Guelpa disclaims any and all beneficial ownership of such shares.

(3) Includes 200,000 shares subject to option, which option is exercisable pursuant to the our stock option plan described below, at an option price of $1.27 per share.

(4) Includes 200,000 shares subject to option, which option is exercisable pursuant to our stock option plan described below, at an option price of $1.85 per share.


(5) Includes 802 shares of common stock held in the name of Dan Tartaglia, the sole shareholder of Skyline Records, Inc.


(6) Includes 150,000 shares subject to option, which option is exercisable pursuant to our stock option plan described below, at an option price of $3.85 per share.

(7) Includes 125,000 shares subject to option, which option is exercisable pursuant to our stock option plan described below, at an option price of $1.85 per share.

     The balance of our outstanding Common Shares is held by 266 persons, not including those persons who hold their shares in "street name."

Item 5.  Directors, Executive Officers, Promoters and Control
Persons.


     Our directors and officers are as follows:


      Name               Age                  Position
      ----               ---                  --------

R. Keith Guelpa           52         Chief Executive Officer,
                                     President and a director

Ian D. Lambert            54         Secretary and a director


Robert J. Thompson        58         Chairman of the Board


Keith J. Randall          33         Vice President, Treasurer
                                     and Chief Financial Officer


     The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Our officers serve at the will of the Board of Directors. There is no family relationship between any executive officer and director.


Resumes


     R. Keith Guelpa, Director, President and Chief Executive Officer. Mr. Guelpa assumed his positions with us in July 1999. From March 1999 through June 1999, Mr. Guelpa was President of R.K. Guelpa & Associates, a private consulting company. Prior, from January 1998 through February 1999, Mr. Guelpa was Chairman and Chief Executive Officer of Mailbank.com, Inc., Vancouver, Canada, a privately held Canadian Internet based corporation which owned the largest registration of top level Domain names in the world. From November 1995 through December 1997, Mr. Guelpa was President/CDO of C.M. Oliver Inc., a publicly held Canadian corporation offering brokerage/financial planning and investment banking services. From November 1991 through October 1995, Mr. Guelpa was President and Chief Executive Officer of Western Pro Imaging Labs Ltd., a privately held Canadian corporation engaged in the business of digital imaging. Mr. Guelpa received a Bachelor of Commerce degree from the University of British Columbia in 1970. He devotes substantially all of his business time to our affairs.

     Ian D. Lambert, Secretary and a Director. Mr. Lambert was our President and a director from May 1994 through July 1999. In July 1999, he resigned his position as President and was appointed as Secretary. In addition to his positions with us, since 1983 Mr. Lambert has been President and a director of Canasia Data Corporation, Vancouver, Canada, a privately held management services and consulting company. Mr. Lambert is also a director of Tasty Fries, Inc., a Delaware publicly held corporation engaged in development, manufacturing and marketing of a french fry vending machine, and Litewave Corp., a publicly held Nevada corporation engaged in the installation and operation of voice over Internet protocol telecom networks. Mr. Lambert received a Bachelor of Commerce degree in quantitative analysis and computer science from the University of Saskatchewan in 1970. He devotes approximately 10% of his time to our business.

     Robert J. Thompson, Chairman of the Board, was appointed as our Chairman in February 2000. In addition, since May 1996, Mr. Thompson has been the president of Bimsi Marketing Services, Inc., Vancouver, British Columbia, Canada, a privately held company that manages the worldwide marketing activities for Birkman International, Inc., Houston, Texas, which is one of the world's leading companies in employment behavior assessment companies utilized by Fortune 500 companies. From October 1994 through May 1996, he was president of The Robert Thompson Partnership, Certified Management Consultants Inc., a division of which was the predecessor firm of Bimsi Marketing Services. For over 30 years Mr. Thompson practiced as a professional management consultant and was a partner of KMPG Management Consultants, Woods Gordon/Clarkson Gordon and Ernst & Whitney. He is expected to devote only such time as necessary to our business, which is not expected to be over 10% of his business time.

     Keith J. Randall, Vice President, Treasurer and Chief Financial Officer. Mr. Randall assumed his positions with us in September 1999. In addition, from August 1998 through August 1999, Mr. Randall was Controller of C.M. Oliver & Company Ltd., a publicly held Canadian corporation offering brokerage/financial planning and investment banking services. Mr. Randall was promoted to the position of Vice President and Chief Financial Officer of C.M. Oliver in August 1999 and, in addition to his positions with us, he remains employed part time by C.M. Oliver as of the date of this registration statement, which is expected to terminate March 1, 2000, when Mr. Randall will become a full time employee. Also, from April 1998 through August 1998, Mr. Randall was a consultant with KPMG, Inc., an accounting firm. From December 1997 through April 1998, Mr. Randall was the Chief Financial Officer for Vantage Securities Inc., a Canadian brokerage firm. From November 1995 through December 1997, Mr. Randall was an exchange examiner for the Vancouver Stock Exchange. From September 1991 through November 1995, Mr. Randall was employed as a chartered accountant with KPMG, Inc. Mr. Randall is a licensed chartered accountant in Canada. He received a Bachelor of Commerce degree with Honors from Queen's University in May 1991. He devotes approximately 90% of his time to our business.

Item 6.  Executive Compensation.

Remuneration


     The following table reflects all forms of compensation for services to us for the fiscal years ended December 31, 1999 and 1998 of our then Chief Executive Officer.


                          SUMMARY COMPENSATION TABLE

                                             Long Term Compensation
                                          ----------------------------
                   Annual Compensation          Awards         Payouts
                  ---------------------   -------------------- -------
                                                    Securities
                                 Other                 Under-            All
Name                             Annual   Restricted   lying            Other
and                              Compen-     Stock    Options/  LTIP   Compen-
Principal         Salary  Bonus  sation     Award(s)    SARs   Payouts sation
Position    Year   ($)     ($)    ($)        ($)        (#)      ($)     ($)
----------  ----  ------  -----  ------    --------   -------  ------- ------


Ian Lambert 1998  $32,000 $   0  $    0    $      0         0  $     0 $    0
President &
Director(1)

R. Keith
Guelpa      1999  $43,414 $   0  $ 2,180(2)$      0   200,000  $     0 $    0
President &
Director(1)
-------------------------

(1) Mr. Lambert resigned his position as our President in July 1999,when he was replaced by Mr. Guelpa. During his tenure as our President during 1999, Mr. Lambert did not received any salary or other compensation.

(2)  This was provided in the form of a car allowance.

     Mr. Guelpa was appointed to his position as President and Treasurer, as well as a director in July 1999. In September 1999, Mr. Guelpa was appointed as Chief Executive Officer and resigned as Treasurer and Keith J. Randall was appointed to that office. The terms of an employment agreement have been agreed in writing by the parties and approved by our Board of Directors. These terms include an initial five (5) year term, a starting salary in July 1999 of $120,000 per annum, increasing based upon our profitability as follows: annual profit level of $.5 million - salary of $175,000 per annum; $3 million in annual profits - $250,000 annual salary; $6 million in annual profits - $350,000 per annum. In addition, in the event and at such time as we achieve cumulative profits of $10 million calculated from July 14, 1999 forward, Mr. Guelpa is entitled to a bonus of 500,000 shares of our common stock at a price of $.0001 per share. Further salary increases are tied to our performance and are to be negotiated with our Board of Directors at an unspecified date. In addition, Mr. Guelpa's compensation includes a $650 per month car allowance, 30 days vacation per annum and reimbursement of all business related expenses. In the event of termination by us without cause beginning October 15, 1999, Mr. Guelpa is entitled to receive 6 months salary as severance, plus all perquisites. After 6 months of employment, Mr. Guelpa would receive one year salary, plus perquisites. After one year of employment, Mr. Guelpa would receive two years's salary, plus perquisites. In the event of a change in control that results in more than 25%, which change results in termination of employment, Mr. Guelpa would receive three (3) years salary, plus perquisites. In the event of a change in control and Mr. Guelpa elects to terminate his employment, he would be entitled to one (1) years' salary, plus perquisites. Mr. Guelpa is also entitled to participate in all employee benefit plans, including but not limited to health insurance and such other plans which may be adopted by us in the future.

     Mr. Keith J. Randall was appointed to his positions as Vice President, Treasurer and Chief Financial Officer in September 1999. The terms of an employment agreement have been agreed in writing by the parties and approved by our Board of Directors. These terms include an initial three (3) year term commencing March 1, 2000, subject to a probationary period of employment on a part time basis commencing on November 15, 1999 through March 1, 1999, and thereafter on a full time basis, at a starting salary of $75,000 per annum prorated to November 1, 1999, increasing to $80,000 per annum commencing February 1, 2000, with annual increases based on performance, plus four (4) weeks paid vacation per year and other benefits as are standard and customary in the industry.

     In addition, we have agreed in writing upon the terms of an employment agreement with Mr. Duane Nelson as Manager of Business Development and Chief Technologist, which has been approved by our Board of Directors. These terms include an initial five (5) year term retroactive to July 15, 1999, a starting salary of $120,000 per annum, increasing based upon our profitability as follows: annual profit level of $.5 million - salary of $175,000 per annum; $3 million in annual profits - $250,000 annual salary; $6 million in annual profits
- $350,000 per annum. In addition, in the event and at such time as we achieve cumulative profits of $10 million calculated from July 14, 1999 forward, Mr. Nelson is entitled to a bonus of 500,000 shares of our common stock at a price of $.0001 per share. In addition, Mr. Nelson's compensation includes a $650 per month car allowance, 30 days vacation per annum and reimbursement of all business related expenses.

     It is also anticipated that we will employ a Vice President of Sales and Marketing during the fiscal year ending December 31,

2001, who is expected to receive a salary in excess of $100,000, provided that we have sufficient financial resources to meet such obligation.

     We maintain a policy whereby our directors may be compensated for out of pocket expenses incurred by each of them in the performance of their relevant duties. We provided reimbursement to Mr. Lambert of $300 for out of pocket expenses during the fiscal years ended December 31, 1999 and 1998. Mr. Guelpa received $6,680.64 in reimbursed expenses during the fiscal year ended December 31, 1999.


STOCK PLAN


     In March 1999, our Board of Directors adopted the 1999 Stock Option Plan (the "Plan"), reserving an aggregate of 400,000 shares of our common stock for issuance thereunder. The Plan was subsequently approved by our shareholders. Thereafter, in September 1999, our Board and shareholders authorized an increase in the number of shares authorized for issuance under the Plan, to 2,500,000 shares.


     The Plan provides for the Board of Directors, or a designated committee, to administer the Plan, which provides for the issuance of both incentive and non qualified options. Following is a description of the provisions of the Plan:

     Grants. Grants under the Plan may consist of:

          - options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code

          -    non qualified stock options that are not intended to so qualify


     Eligibility for participation. Grants may be made to our employees, officers, directors, advisors and independent contractors, including any non-employee member of the board of directors. As of the date of this Registration Statement, 950,000 options were outstanding under the Plan.


     Options. Incentive stock options may be granted only to officers and directors who are employees. Non qualified stock options may be granted to employees, officers, directors, advisors and independent contractors. The exercise price of common stock underlying an option will be determined by the board of directors or compensation committee and may be equal to, greater than, or less than the fair market value but in no event less than 50% of fair market value, provided that:

          - the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted

          - the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock must not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant

     The participant may pay the exercise price:

          -    in cash

          - by delivering shares of common stock owned by the participant and having a fair market value on the date of exercise equal to the exercise price of the grant

          - by such other method as the board of directors or compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board

     Options vest according to the terms and conditions determined by the board of directors or compensation committee.

     The board of directors or compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The board of directors or compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

     Amendment and termination of the plan. The board of directors or compensation committee may amend or terminate the plan at any time, except that it may not make any amendment that requires shareholder approval as provided in Rule 16b-3 or Section 162(m) of the Securities Exchange Act of 1934 without shareholder approval. The Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the board of directors or compensation committee.


     Acceleration of rights and options. If our board of directors or shareholders agree to dispose of all or substantially all of our assets or stock, any right or option granted will become immediately and fully exercisable during the period from the date of the agreement to the date the agreement is consummated or, if earlier, the date the right or option is terminated in accordance with the Plan. No option or right will be accelerated if the shareholders immediately before the contemplated transaction will own 50% or more of the total combined voting power of all classes of voting stock of the surviving entity (whether it is us or some other entity) immediately after the transaction.


Item 7.  Certain Relationships and Related Transactions.


     Since 1995 we have borrowed funds from management and our shareholders in order to meet our obligations. Included in these borrowings was the balance of $44,006 due to Ian Lambert, an officer and director and parties related to Mr. Lambert. These loans were provided to us on an interest-free basis and were due upon demand. On December 16, 1999, we, Mr. Lambert and parties related to Mr. Lambert (hereinafter jointly referred to as the "Lambert Parties"), did execute a settlement agreement whereby the Lambert Parties did agree to accept the sum of $9,803 as full and complete settlement of all balances due. We paid $5,574 against the outstanding obligations on December 16, 1999 and issued an aggregate of 5,638 shares of our common stock to Mr. Lambert for the balance.

     We also owed Lee Kramer (or companies which he controls) the balance of $145,154, which was provided to us on an interest-free basis and which was due on demand. On December 16, 1999, we and Mr. Kramer did enter into a settlement agreement whereby Mr. Kramer agreed to accept $5,000 in cash, plus 111,000 shares of our common stock, in full and complete settlement of all obligations.

     We also owed the balance of $56,449 to Dan Tartaglia (or companies which he controls), a shareholder, which loan was provided to us on an interest-free basis and which was due upon demand. Effective December 16, 1999, we entered into a settlement agreement with Mr. Tartaglia, whereby a definitive repayment schedule was adopted. Relevant thereto, as of the date of this registration statement, all balances due have been paid in full.

     Finally, Leah Lambert, the daughter of Ian Lambert, did loan us $8,228 on an interest-free basis. On December 16, 1999, Ms. Lambert did agree to accept the payment of $4,000 as full and complete settlement of all outstanding obligations. Each of the aforesaid persons did execute a release in our favor as part of the terms of settlement.

     In October 1998 through March 1999, we were party to a series of agreements with Skyline Records, Inc., a privately held British Columbia, Canada corporation ("SRI"), engaged in music production and distribution and the exclusive owner of certain rights to produce and distribute albums for five individual artists, collectively known as Filtered Souls. Mr. Dan Tartaglia, one of our majority shareholders, is also the principal shareholder and an officer and director of SRI. On October 6, 1998, we reached an agreement with SRI to acquire a fifty percent (50%) interest in the net revenues derived from the independent, national, international and Internet distribution and sales in the initial Filtered Souls album to be produced and distributed by SRI. The purchase price payable by us to SRI for the interests was originally $1,000,000 (US) and issuance of 1,250,000 "restricted" shares of our Common Stock. The aforesaid funds were payable over a period of time when the costs associated with the production and distribution of the music were incurred by SRI. However, this agreement was subsequently amended in July 1999, by which time we had tendered $500,000 of the original $1 million due. The amendment to the SRI agreement provided for (i) a waiver of any and all additional cash contributions due SRI from us; (ii) the issuance of an additional 1,250,000 shares of our Common Stock to SRI; and (iii) the payment by SRI to us of up to $3 million out of the net revenues derived by SRI from album sales. To date, we have not received any funds from SRI, but management remains hopeful that revenues will be received from SRI in the future. Based upon representations made to us by management of SRI, it is anticipated that SRI will begin generating revenues from the sale and distribution of its album sales in late spring of the year 2000. However, there can be no assurances that SRI will generate profits from this endeavor within the time parameters estimated herein, or at all.


     There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation SB.


     We believe that each of the related party transactions described above were on terms at least as favorable as could be obtained from nonaffiliated parties. All future transactions between us and an officer, director or a principal shareholder will be on terms at least as favorable to us as could be obtained from nonrelated parties; and in addition, such transactions must be approved by a majority of the disinterested members of the board of directors with access to counsel.


Item 8. Description of Securities.


     Our authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of Preferred Stock, par value $0.001 per share. There are 17,513,684 Common Shares issued and outstanding as of the date of this registration statement. No shares of Preferred Stock have been issued or are outstanding.

     Common Stock. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders.

The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully- paid and nonassessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of our liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of our Common Stock issued and outstanding are fully-paid and nonassessable. Holders of the Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefor.


     Preferred Shares. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board of Directors, except that no holder of Preferred Stock shall have preemptive rights. We have no shares of Preferred Stock outstanding, and the Board of Directors does not plan to issue any shares of Preferred Stock for the foreseeable future, unless the issuance thereof shall be in our best interests.

                                     PART II

Item 1.  Market Price for Common Equity and Related Stockholder
Matters.


     (a) Market Information. Through November 1999, our common stock was traded on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. ("NASD"). Thereafter, our common stock has been traded on the "pink sheets". Below are the reported high and low bid prices for our common stock for the previous two years. The bid prices shown reflect quotations between dealers, without adjustment for markups, markdowns or commissions, and may not represent actual transactions in our securities.


                                         Bid Price
               Date                    High      Low
               ----                    ----      ---

          March 31, 1998              $0.090   $0.063
          June 30, 1998               $0.063   $0.015
          September 30, 1998          $0.031   $0.010
          December 31, 1998           $1.313   $0.015

                                         Bid Price
               Date                    High      Low
               ----                    ----      ---

          March 31, 1999              $3.063   $0.500
          June 30, 1999               $1.50    $0.500
          September 30, 1999          $2.625   $0.594
          December 31, 1999           $4.72    $0.72

     As of February 22, 2000, the closing price for our common stock was $3.75.

     Effective December 1, 1999, our common stock was delisted from the OTC Bulletin Board as a result of new rules adopted by the NASD, wherein only those companies who are reporting companies pursuant to the Securities Exchange Act of 1934, as amended, are entitled to be listed on said exchange. It is anticipated that upon effectiveness of this registration statement, we will file a new application to list our common stock for trading on the Bulletin Board. There are no assurances that our application will be approved for trading on the OTC Bulletin Board. Failure to obtain listing of our common stock on the OTC Bulletin Board may have a negative impact on a shareholder's ability to dispose of his shares in our Company. See "Risk Factors."

     The Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:
(i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


     b. Holders. There are two hundred sixty-six (266) holders of our Common Stock, not including those persons who hold their shares in "street name."

     Of our shareholders, thirteen (13) of the shareholders representing 3,136,000 shares of common stock (17.9% of our issued and outstanding common shares) have executed a "pooling agreement" wherein they have agreed not to sell their respective shares, except as follows: (i) 25% of their shares may be sold on or after August 2, 2000; (ii) 25% of their shares may be sold on or after November 2, 2000; (iii) 25% of their shares may be sold on or after February 2, 2001; and the balance of their shares may be sold on or after May 2, 2001. As of the date of this registration statement, one (1) other shareholder representing 200,000 of our issued and outstanding common shares (approximately 1%) has verbally agreed to these restrictions as well, but has not yet executed the applicable agreement. The restriction on transferability may be released by our Board of Directors, in their sole discretion. The relevant certificates representing the shares have been deposited with our transfer agent.

     c. Dividends. We have not paid any dividends to date and have no plans to do so in the immediate future.


Item 2.  Legal Proceedings.


     There is no litigation pending or threatened by or against us.


Item 3. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.


     We have not changed accountants since our formation and there are no disagreements with the findings of said accountants.


Item 4. Recent Sales of Unregistered Securities.


     In February 2000, we issued an aggregate of 1,000 shares of our common stock in favor of Gary Rae and D. Jeff Kadanoff, each a Canadian citizen, in exchange for services relating to software program development. Our stock was valued at $3.50 per share, the closing price on February 10, 2000. We relied upon the exemption from registration provided by Regulation D and Section 4(2), each promulgated under the Securities Act of 1933, as amended.

     In January 2000, we issued 5,000 shares of our common stock in favor of Stargate Connections, Ltd., a Canadian corporation, in consideration for Internet services rendered to us. In addition, also in January 2000, we issued 30,000 shares of our common stock to Ullrich Shade Associates Ltd., a Canadian corporation, in exchange for services rendered in the development of a corporate identity and communications package and
250,000  shares  of  common  stock  to  Mindquake  Software,  Inc.,  a  Canadian corporation, in exchange for services rendered in relation to software development on our web site through March 1, 2000, development and intellectual property rights for the QTick project and development and intellectual property rights for wireless applications that enable distribution of our data. For each of the aforesaid issuances, the applicable shares were issued at a price of $1.37 per share, the closing price of our common stock on the date of issuance. We relied upon the exemption from registration provided by Regulation S and
Section 4(2), promulgated under the Securities Act of 1933, as amended, to issue these shares.

     Also in  January  2000,  we issued a one year  option to  purchase  133,000 shares of our common stock in favor of Prophet Financial Services, Inc. a California corporation. The per share exercise price is $.75 per share. Upon exercise, the shares underlying the option will be issued in reliance upon
Section 4(2) and Regulation D, promulgated under the Securities Act of 1933, as amended.

     In December 1999, we issued 5,638 and 111,000 shares of our common stock in favor of Ian Lambert and Lee Kramer, respectively, as part of the settlement of debt discussed under "Certain Relationships and Related Party Transactions" above. We relied upon the exemptions from registration provided by Regulation S and Section 4(2), promulgated under the Securities Act of 1933, as amended.

     In November 1999, we issued 16,667 shares of our common stock in favor of Andrew I. Telsey in exchange for legal services. The shares of common stock issued to Mr. Telsey were valued at $0.75 per share. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, to issue these shares. We also issued an option to purchase up to 50,000 shares of our common stock in favor of Marfam Holdings, Inc., a Canadian corporation, which is exercisable until November 4, 2004, at an exercise price of $1.68 per share. We relied upon the exemption from registration provided by Regulation S, promulgated under the Securities Act of 1933, as amended.

     In August 1999, we issued 160,000 shares of our common stock to Darryl Yea, a Canadian citizen, in exchange for investment banking services. The shares of common stock issued to Mr. Yea were valued at $0.75 per share. We also issued Mr. Yea an option to purchase 200,000 shares of our common stock, which option is exercisable through August 4, 2004 at an exercise price of $0.75 per share. We relied upon the exemption from registration provided by Regulation S, promulgated under the Securities Act of 1933, as amended.

     Also in August 1999, we commenced a private offering of our securities pursuant to the exemption from registration provided by Rule 505 of Regulation D and Regulation S, each promulgated under the Securities Act of 1933, as amended (the "33 Act"), as part of a total offering of $3.5 million. Thus far in this offering, we have sold 1,540,669 shares of common stock at an offering price of $.75 per share and received net proceeds of approximately $1,155,000 therefrom. Our common stock was sold to one US resident who was an accredited investor (as that term is defined under the 33 Act) and seven non-US residents, including the following:


                                                 Number
                     Name                      of Shares
                     ----                      ---------

     International Cetec Investments, Inc.      133,335
     Clariden Bank                              405,000
     Intercon Ventures Inc.                     133,333
     Fieldstone Services Limited                135,000
     Jirehouse Et Cie                           333,334
     Jeffrey Putnam(1)                           66,667
     Valor Investments Ltd.                     134,000
     Welcome Opportunities Ltd.                 200,000
     -----------------
     (1)  US resident.


     In July 1999, we and Old QMI engaged in a "reverse merger" pursuant to a definitive agreement. As part of the terms of this transaction, we issued an aggregate of 11,000,000 shares of our common stock in exchange for all of the issued and outstanding securities of Old QMI. Following is a list of the Old QMI shareholders and the number of shares each received as a result of the aforesaid transaction:


                                                 Number
                     Name                      of Shares
                     ----                      ---------

     Duane and Bev Nelson                      4,070,000
     Rutherford Asset Management Ltd.            100,000
     Keeva Trust                               3,360,000
     Western Skyline Capital Corp.               325,000
     Choguy Ltd.                                 750,000
     Torquay Holdings Ltd.                       550,000
     Canasia Data Corp.                          150,000
     Leroy Kramer(1)                             100,000
     CookieJar Investments Ltd.                  400,000
     Joseph Schaefer                              20,000
     Philip Oakes                                 20,000
     Leah K. Lambert                              10,000
     Seija Tyllinen                              150,000
     James Zellner(1)                            100,000
     Ranbir Dhaliwal                             150,000
     Derrick Huston                               50,000

                                                 Number
                     Name                      of Shares
                     ----                      ---------


     Rana Charanek                                15,000
     James Kattany(1)                             15,000
     Elizabeth Anderson                           20,000
     Brown Simpson Asset Management. LLC(1)       40,000
     Matfam Holdings Inc.                         50,000
     Paul Holbrook(1)                            100,000
     Allen H. Finalyson                           50,000
     Rolf Dedamm(1)                              100,000
     Wetcoast Capital                             40,000
     Admirality Fund                              40,000
     PMGN Inc.                                   200,000
     Leonard T. Doust                             25,000
     ----------------
     (1)  US resident


     We relied upon the exemptions from registration provided by Regulation S, Regulation D and Section 4(2) of the 33 Act. Each shareholder of Old QMI have signed Investment Letters acknowledging that they are experienced in evaluation and investing in securities of companies in the development stage and acknowledges that they are able to fend for himself or herself, can bear the economic risk of the investment and has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the relevant securities.

     In December 1998, we undertook a private offering of our common stock pursuant to the exemption from registration provided by Rule 504 of Regulation D, promulgated under the 33 Act, wherein we sold an aggregate of 1,250,000 shares at an offering price of $.80 per share and received proceeds of $1 million therefrom. These shares were sold to the following persons, in the amount of shares indicated:


                                                 Number
                     Name                      of Shares
                     ----                      ---------

     Denise Tartaglia                           522,250
     Larry McNabb                               150,000
     CDC Capital, Inc.                          146,000
     EVC Capital, Inc.                          126,250
     Denise Daniels Consulting Corp.            197,000
     Medallion International
       Communications Inc.                      108,500

     Each investor executed subscription documents wherein they represented that they have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of investments generally and of their investment in the relevant shares, they are able to bear the economic risk of the investment with the full understanding that they could lose their entire investment without producing a material adverse change in their standard of living as of the date of their subscription.


     In November 1998, we issued 1,250,000 shares of our "restricted" common shares in favor of Skyline Records, Inc. pursuant to the terms of the applicable agreement between us and Skyline. Thereafter, this agreement was amended and pursuant to the terms of the amendment, we issued an additional 1,250,000 shares of common stock to Skyline. We relied upon the exemption from registration afforded by Regulation S promulgated under the 33 Act. Our management at the time had a preexisting business and personal relationship with the principal of Skyline, which had existed for in excess of three (3) years and we believed that this shareholder is considered a "sophisticated" and "accredited" investor based upon Skyline's management previous investment experience. Skyline is a Canadian corporation.

     In June 1997, we undertook a private offering of our common stock pursuant to Regulation D, Rule 504 promulgated under the 33 Act, whereby we sold an aggregate of 248,600 (post reverse split) shares of its common stock to the following nine entities at a price of $2.50 per share for aggregate proceeds of $621,500:


                                                 Number
                     Name                      of Shares
                     ----                      ---------

     Denise Ulbarri                              12,000
     Dan J. Tartaglia                            26,400
     CDC Capital Inc.                            60,600
     EVC Capital Inc.                            60,000
     Denise Daniels Consulting Corp.             18,000
     Leroy Kramer                                18,000
     Medallion International
       Communications Inc.                       42,000
     Andrew I. Telsey                             2,000
     Jim Zellner                                  9,600


     There have been no other issuances of our securities during the previous three year period required to be disclosed pursuant to Item 701 of Regulation SB.


Item 5. Indemnification of Directors and Officers.


     Our Articles of Incorporation, incorporate the provisions of the Nevada Corporation Code providing for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in our best interests. With respect to matters as to which our officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence in the performance of their duties to us, Nevada law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

     Insofar as indemnification for liabilities arising under the 33 Act may be permitted to officers, directors or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable.

     In accordance with the laws of the State of Nevada, our Bylaws authorize indemnification of a director, officer, employee, or our agent for expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his or her duty. In addition, even a director, officer, employee, or our agent who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the issuing company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                    PART F/S

Financial Statements.


     Our audited financial statements for the fiscal years ended December 31, 1999 and 1998 are attached to this Registration Statement and filed as a part hereof. See page 43.


     1)  Independent Auditors' Report
     2)  Balance Sheet
     3)  Statement of Operations
     4)  Statement of Cash Flows
     5)  Statement of Stockholders' Equity
     6)  Notes to Financial Statements

                              QUOTEMEDIA.COM, INC.

                              FINANCIAL STATEMENTS

                                December 31, 1999

                               DUNCAN BUDGE, C.A.
                              CHARTERED ACCOUNTANT
                          Ste. #200 - 120 Lonsdale Ave.
                          North Vancouver, B.C. V7M 2E8
                            Telephone: (604) 990-6680
                            Facsimile: (604) 990-7701

                          INDEPENDENT AUDITOR'S REPORT


The Stockholders and Board of Directors QUOTEMEDIA.COM, INC.

I have audited the balance sheet of QUOTEMEDIA.COM, INC. as at December 31, 1999 and the statements operations, stockholders' equity and cash flows for the period from date of incorporation, June 28, 1999 to December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audit in accordance with United States generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and the results of its operations and its cash flows for the period from the date of incorporation, June 28, 1999 to December 31, 1999, in accordance with generally United States accepted accounting principles applied on a consistent basis.

The accompanying financial statements have been prepared assuming that QUOTEMEDIA.COM, INC. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no established sources of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Vancouver, Canada                                 DUNCAN BUDGE, C.A.
February 11, 2000                                 CHARTERED ACCOUNTANT




                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
      Period from Date of Incorporation June 28, 1999 to December 31, 1999
                             (United States Dollars)



                                                                      1999
                                                                  -----------
ASSETS

CURRENT
     Cash and cash equivalents                                    $   672,038
     Marketable securities (note 4)                                   102,500
     Accounts receivable                                               23,931
                                                                  -----------
                                                                      798,469

Fixed assets (note 5)                                                  14,206
                                                                  -----------
                                                                      812,675
                                                                  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT

     Accounts payable                                                 130,240
     Due to related parties (note 7)                                   13,200
                                                                  -----------
                                                                      143,440
                                                                  -----------
STOCKHOLDERS' EQUITY
     Capital stock issued  (note 8)                                    17,228
     Additional paid-in capital                                     1,370,536
     Deficit                                                         (718,529)
                                                                  -----------
                                                                      669,235
                                                                  -----------
                                                                      812,675
                                                                  ===========

"Commitments" (note 9)

"Subsequent Events"  (note 10)

"Year 2000 Issue" (note 11)






                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
      Period from Date of Incorporation June 28, 1999 to December 31, 1999
                             (United States Dollars)

                                                                    1999
                                                                ------------
REVENUE

     Interest                                                   $      9,149
                                                                ------------


EXPENSES

     Consulting fees                                                 127,641
     Corporate finance                                               124,035
     Depreciation                                                        750
     Website content fees                                            121,013
     Development costs                                                31,331
     Legal and accounting                                             77,717
     Marketing and business development                               35,210
     Office and miscellaneous                                         31,254
     Premises lease                                                   14,848
     Promotion and shareholder relation                               17,314
     Regulatory and transfer agent                                     8,177
     Telephone                                                         7,277
     Travel and accommodation                                          6,954
     Forgiveness of amounts due to related parties (note 7)          (87,172)
     Write-off of accounts payable                                   (41,598)
                                                                ------------
                                                                     474,751
                                                                ------------
LOSS FOR THE PERIOD                                                 (465,602)
                                                                ============

     Basic loss per share                                       $      (0.03)

     Diluted loss per share                                     $      (0.03)

     Weighted average number of shares outstanding

                 - basic                                          16,159,071

                 - diluted                                        16,275,897







                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
      Period from Date of Incorporation June 28, 1999 to December 31, 1999
                             (United States Dollars)

                                                                     1999
                                                                 -----------
CASH FLOWS FROM OPERATING ACTIVITIES

Loss for the period                                             $  (465,602)

Adjustments to reconcile loss to net cash
used in operating activities
     Depreciation                                                       750
     Issuance of capital stock for services                         132,500


Changes in non-cash working capital items
     Accounts receivable                                            (21,625)
     Accounts payable                                                67,146
     Due to related parties                                        (184,875)
                                                                -----------
                                                                   (471,706)
                                                                -----------
Cash flow from investing activities
     Fixed assets                                                   (12,857)
     Cash acquired on acquisition of subsidiary                       1,100
                                                                -----------
                                                                    (11,757)
                                                                -----------
Cash flow from financing activities
     Issuance of capital stock for cash                           1,155,501
                                                                -----------

Net increase in cash                                                672,038
Cash, Beginning                                                           -
                                                                -----------
Cash, Ending                                                        672,038
                                                                ===========

Cash and cash equivalents include cash and money market investments






                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
      Period from Date of Incorporation June 28, 1999 to December 31, 1999
                             (United States Dollars)



                             Capital Stock
                        ----------------------    Additional
                          Common                    Paid-in
                          Shares       Amount       Capital        Deficit
                        ----------    --------    -----------    -----------
Balance, June 28, 1999   4,393,710    $  4,394    $ 6,317,427    $(6,563,748)

Elimination of deficit
and share capital of
Quotemedia.com, Inc., as
at date of acquisition           -      (3,294)    (6,317,427)     6,563,748

Write-off of excess cost
of acquisition of
QuoteMedia.com, Inc              -           -              -       (252,927)
                        ----------    --------    -----------    -----------
                         4,393,710       1,100              -       (252,927)
Shares issued
- acquisition of
QuoteMedia.com Inc.     11,000,000      11,000              -              -

Shares issued -
for cash                 1,540,669       1,540      1,153,961              -

Shares issued -
for services               176,667         177        132,323              -

Shares issued -
settlement of debt         116,638         117         87,546              -

Transfer to par value            -       3,294         (3,294)             -

Loss for the period              -           -              -       (465,602)
                        ----------    --------    -----------    -----------
Balance, December
31, 1999                17,227,684      17,228      1,370,536       (718,529)
                        ==========    ========    ===========    ===========



                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Period from Date of Incorporation, June 28, 1999 to December 31, 1999


1. HISTORY AND ORGANIZATION OF THE COMPANY

The Company ("QuoteMedia") was incorporated June 28, 1999 under the laws of the State of Colorado.

On July 14, 1999, QuoteMedia entered into a plan of reorganization and plan of merger with Skyline Entertainment, Inc. ("Skyline"). Skyline was incorporated as Capital Resources Corporation in August 1983 under the laws of the State of Utah. As a result of a merger in 1986, the company became a Nevada corporation and changed its name to Capital Resources, Inc. Further name changes have occurred as follows:

          QuoteMedia.com, Inc.  (July 1999)
          Skyline Entertainment, Inc.  (March 1999)
          Filtered Souls Entertainment, Inc.  (October 1998)
          International Tasty Fries, Inc.  (April 1995)
          Canadian Tasty Fries, Inc.  (January 1995)
          Videocom International, Inc.  (July 1994)
          Physician's Cybernetic Systems, Inc.  (October 1992)
          Genetic Futures, Inc.  (June 1992)

QuoteMedia is in the business of providing stock market information, research and other services via the Internet.

On July 14, 1999, Skyline issued 11,000,000 common shares to acquire 100% of the issued and outstanding shares of QuoteMedia. This issuance represented approximately 72% of the issued and outstanding shares of Skyline. As a result, the selling shareholders of QuoteMedia have become the controlling shareholders of Skyline. This transaction, under which control of the parent company passes to the former shareholders of the subsidiary, is accounted as a reverse takeover.

Under reverse takeover accounting, the cost of the acquisition of QuoteMedia has been recorded using the purchase method, with QuoteMedia (the legal subsidiary) being recognized as the parent for accounting purposes.

Under the July 14,  1999  agreement,  immediately  after the  reverse  takeover,
QuoteMedia   was  merged  into   Skyline,   with  Skyline  being  the  surviving
corporation. Skyline's name was then changed to QuoteMedia.com, Inc.

                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Period from Date of Incorporation, June 28, 1999 to December 31, 1999

2. GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principals applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

3. SIGNIFICANT ACCOUNTING POLICIES

a) Cash and cash equivalents

     Cash equivalents include money market investments which are redeemable on demand.

b) Fixed Assets

     Fixed assets are recorded at cost less accumulated depreciation. Depreciation is calculated on a declining-balance basis at a rate of 30% for the computer. In the years of acquisition and disposal, depreciation is calculated at one-half the normal rate.

c) Loss per share

     Financial Accounting Standards No. 128 "Earnings Per Share" requires the presentation of basic and diluted earnings per share. Basic earnings per share are computed by dividing income by the weighted average number of shares outstanding during the year. Diluted earnings per share takes into account shares outstanding (computed under basic earnings per share) and potentially dilutive common shares (such as stock options outstanding). The effect of a stock split or reverse split is applied retroactively to preceding periods.

d) Stock based compensation

     Statement of Financial Accounting Standards No. 123 "Accounting Per Stock-Based Compensation" ("FAS 123") encourages, but does not require, to record the compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock. The company has provided the pro-forma stock compensation information required by FAS 123 in note 8 d).

                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Period from Date of Incorporation, June 28, 1999 to December 31, 1999


3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

e) Income taxes

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between income for financial statement purposes and income for tax purposes as well as operating loss carry forwards. Deferred tax expenses or recovery result from the net change during the year of deferred tax assets and liabilities.

     Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is likely that some portion of the deferred tax asset will not be realized. Deferred taxes are adjusted for the effects of changes in tax laws and rates.

f) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that effect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities as at the year end and the reported amount of revenues and expenses during the year. Actual results may vary from the estimates.

g) New accounting standards

     Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting standards for derivative instruments and hedging activities and is effective for all fiscal quarters or years beginning after June 15, 1999. The Company does not anticipate that adoption of the statement will have a significant impact on its financial statements.

h) Reporting on costs of start-up activities

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5: "Reporting the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The statement is effective for fiscal years beginning after December 15, 1998. The company does not anticipate that the statement will have a significant impact on its future financial statements.

                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Period from Date of Incorporation, June 28, 1999 to December 31, 1999


4. MARKETABLE SECURITIES

     Tasty Fries, Inc.                                                 1999
     -----------------                                               --------

      Number of shares                                                250,000
      Recorded value                                                 $102,500

Tasty Fries, Inc., a U.S. corporation trades on the OTC Bulletin Board.

Tasty Fries, Inc. owns the right to manufacture, distribute and sell a fully automated French fry vending machine. In addition to acquiring the above shares in Tasty Fries, Inc. during 1995, the company was interested in become involved in the business. The company was granted the distribution rights for 15 European Countries. Consideration is only payable to Tasty Fries, Inc. at the time vending machines are ordered and delivered. To date, no business has evolved from this distributorship agreement.

5. FIXED ASSETS

     Computer Equipment                                                 1999
     ------------------                                               -------

     Cost                                                             $16,922
     Accumulated Depreciation                                           2,716
                                                                      -------
     Net Value                                                        $14,206
                                                                      =======

6. INVESTMENT AND ADVANCES
                                                                      1999
                                                                   ----------

     Cash Advances                                                 $  938,913
     Shares Issued - 2,500,00 at a deemed price of $0.80 per share  1,000,000
                                                                   ----------
                                                                    1,570,036
     Write down recorded on July 14, 1999 takeover and merger      (1,570,036)
                                                                   ----------
     Total                                                                  -
                                                                   ==========

On October 6, 1998, the Company entered into an agreement with Skyline Records, Inc. of San Diego, California under which the Company was to earn a 50% interest in net revenues (after artists' royalties) from sales proceeds of music albums being produced and distributed by Skyline Records, Inc.

                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Period from Date of Incorporation, June 28, 1999 to December 31, 1999


6. INVESTMENT AND ADVANCES (continued)

The agreement and amendments required the Company to pay $500,000 and issue 1,250,000 common shares.

On March, 1999, the Company and Skyline Records, Inc. entered into an agreement under which the Company could participate in future music albums on the same 50% basis as detailed above in consideration for the Company issuing an additional 1,250,000 post reverse split common shares. These shares were issued on July 2, 1999 at a deemed price of $0.80 per share ($1,000,000).

On July 2, 1999, the company and Skyline Records, Inc. entered into an agreement to terminate the above agreements. All of the Company's interests under prior agreements revert to Skyline Records, Inc. and Skyline Records, Inc. relieves the Company of any obligations under the agreements. As consideration, Skyline Records, Inc. is required to pay the Company a total of $3,000,000. The money is to be paid from time to time from Skyline Records, Inc.'s net revenues derived from the sales of albums as detailed in the above agreements. Due to the uncertainty of the recovery of the investment the balance was written off prior to the reverse acquisition and merger with Skyline Entertainment, Inc.


7. RELATED PARTY TRANSACTIONS

a) Due to related parties

     During the period $87,172 of amounts due to related parties was forgiven. An additional $87,663 due to related parties was settled during the period by issuing 116,638 common shares.

     Amounts owing to related parties are unsecured, non-interest bearing and due on demand.


8. CAPITAL STOCK

a) Authorized share capital

          400,000          Series A-1 preferred, $0.001 par value
        1,036,500          Series A-11 preferred, $0.001 par value
        8,563,000          non-designated preferred, $0.001 par value
       50,000,000          common shares, $0.001 par value

                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Period from Date of Incorporation, June 28, 1999 to December 31, 1999


8. CAPITAL STOCK (continued)

b) Issued share capital

     Preferred,      Series A-1, A-11 and non-designated, none issued
     Common -        December 31, 1999                    17,227,684

c) Additional paid-in capital

     The excess of proceeds received for common shares over their par value of $0.001 is credited to additional paid in capital.

d) Stock option plan

The Company has a stock option plan whereby shares of the Company's common stock may be issued pursuant to the exercise of stock options granted to employees, officers, directors, advisors, and independent contractors of the company. The exercise price of the common stock underlying an option will be determined by the Board of Directors or compensation committee and may be equal to, greater than, or less than the fair market value but in no event less than 50% of fair market value. The options generally vest after one year unless, at the discretion of the Board of Directors, alternative vesting methods are allowed. The term of each option is determined at the time it is granted and may extend to a maximum of ten years. At December 31, 1999, the Company has reserved 2,500,000 options for issuance under the stock option plan. Options may also be granted outside the Company stock option plan. Options granted outside the plan generally contain terms that are more restrictive in nature and have a maximum expiration term of five years. An unlimited number of options may be granted outside the Company stock option plan at the discretion of the Board of Directors.

The following table sets forth certain stock option information:
                                                                Weighted-Average
                                                       Options    Exercise Price
                                                    ---------   --------------

Outstanding at June 28, 1999                                -       $     -
                                                    ---------       -------
     Granted under company stock option plan          750,000       $  1.54
     Granted outside company stock option plan        250,000          0.94
     Exercised                                              -             -
     Cancelled                                              -             -
                                                    ---------       -------

Outstanding at December 31, 1999                    1,000,000       $  1.39
                                                    =========       =======

                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Period from Date of Incorporation, June 28, 1999 to December 31, 1999


8. CAPITAL STOCK (continued)

                           Options Outstanding                  Options Exercisable
                ------------------------------------------- ---------------------------
                                    Weighted
                   Number        Average        Weighted       Number      Weighted
   Range of     Outstanding     Remaining        Average     Exercisable    Average
Exercise Price  at 12/31/99  Contractual Life Exercise Price at 12/31/99 Exercise Price
--------------  -----------  ---------------- -------------- ----------- --------------
$0.75 - 1.85     1,000,000         6.46           $1.39        850,000        $1.31


As explained in note 3 c), if the Company has adopted only the disclosure provisions of FAS 123 for options granted under the existing employee stock option plan. As at December 31, 1999 all stock options have been granted with exercise prices equal to or greater than the market value of the underlying common shares on the date of grant therefore no compensation expense has been recognized for the stock option plan in the statement of operations.

FAS 123 uses a fair value method of calculating the cost of stock option grants. Had the Company elected to recognize compensation cost for its option plans based on this method net income and earnings per share would have been as follows:


                                                                     1999
                                                                 -----------
Net income:
   As reported                                                   $  (465,602)
   Pro forma                                                        (723,813)
Basic earnings per share:
   As reported                                                         (0.03)
   Pro forma                                                           (0.04)
Diluted earnings per share:
  As reported                                                          (0.03)
  Pro forma                                                            (0.04)

The weighted average fair value of the options granted during the year is $0.99 per share.

The fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for 1999: expected dividend yield of 0%, expected stock price volatility of 209%, a risk free interest rate of 6%; and an expected life of options of one year.

9.  COMMITMENTS

The Company has contracts with web content providers extending one to three years. Commitments total $673,953, $673,953 and $561,627 in years 2000, 2001, and 2002, respectively.

                              QUOTEMEDIA.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Period from Date of Incorporation, June 28, 1999 to December 31, 1999


10. SUBSEQUENT EVENTS

a) Share capital issued

The Company has issued 286,000 shares for software development and advertising services. The total market value of the shares at the date of issue was $393,950.

b) Stock options

The Company has granted 200,000 stock options inside the Company stock option plan and 133,000 stock options outside the plan at exercise prices ranging from $0.75 to $3.85 and expiry dates ranging from January 2001 to February 2010.

11. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                                    PART III

Item 1.  Exhibit Index

No.
---                                                                   Sequential
                                                                        Page No.
                                                                        --------

     (3)  Articles of Incorporation and Bylaws


3.1          Articles of Merger Between Physician
               Cybernetic System, Inc. and Genetic
               Futures, Inc.                                               *

3.2          Articles of Amendment to Articles of
               Incorporation                                               *

3.3          Amended and Restated Articles of
               Incorporation                                               *

3.4          Certificate of Amendment to Articles
               of Incorporation                                            *

3.5          Certificate of Amendment to Articles
               of Incorporation                                            *

3.6          Certificate of Amendment to Articles
               of Incorporation                                            *

3.7          Certificate of Amendment to Articles
               of Incorporation                                            *

3.8          Articles of Merger Between Skyline
               Entertainment, Inc. and Quotemedia.com,
               Inc.                                                        *

3.9          Bylaws                                                        *


     (4)  Instruments Defining the Rights of Holders



4.1          Form of "Pooling Agreement" Executed
               by certain of the Company's Shareholders                    *


     (10) Material Contracts


10.1         Agreement and Plan of Reorganization
               between the Company and Old QMI                             *

10.2         Employment Agreement between the Company
               and R. Keith Guelpa                                         *

No.
---                                                                   Sequential
                                                                        Page No.
                                                                        --------


10.3         Employment Agreement between the Company
               and Keith Randall                                           *

10.4        Employment Agreement between the Company
               and Duane Nelson                                            *


     (27) Financial Data Schedule


27.1         Financial Data Schedule                                      60


---------------
     * Incorporated by reference to our initial Registration Statement filed with the SEC on or about December 21, 1999.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   QUOTEMEDIA.COM, INC.
                                   (Registrant)


                                   Date: February 23, 2000


                                   By:s/ R. Keith Guelpa
                                      ------------------
                                     R. Keith Guelpa,
                                      President

                              QUOTEMEDIA.COM, INC.
                           -------------------------

                                  EXHIBIT 27.1
                            -------------------------

                             FINANCIAL DATA SCHEDULE
                            -------------------------